EXHIBIT 21



				SUBSIDIARIES OF IBP, inc.
				   December 25, 1999

			Foodbrands America, Inc., Delaware
			IBP Foodservice, L.L.C., Delaware*



	*	Owns 100% interest in Foodbrands America, Inc.